IMAGIS Technologies Inc.
1300 - 1075 W. Georgia
Vancouver, BC Canada V6E 3C9
Tel: (604) 684-2449 Fax: (604) 684-4601
http://www.imagis-cascade.com

IMAGIS ANNOUNCES PRIVATE PLACEMENT

Vancouver, BC, Canada, February 19, 2001: (OTCBB: "IGSTF"; CDNX: "NAB"; Germany: "IGY") Imagis Technologies Inc. ("Imagis") announces that it has arranged, subject to regulatory approval a private placement of 1,270,000 shares at a price of $1.20 per share for a total proceeds of $1,524,000. The placees will also be granted non-transferable warrants to purchase an additional 1,270,000 shares for a period of one year at a price of $1.24 per share. One million dollars of the private placement will be brokered through Canaccord Capital Corporation ("Canaccord") of Vancouver, British Columbia which will be paid a commission of 7.5% of the proceeds in cash or common shares and will also be granted an agent's warrant entitling it to purchase an additional 100,000 common shares at a price of $1.20 per share for a period of one year, in consideration of its efforts in arranging the private placement. The balance of the private placement is a re-negotiation of the private placement announced on January 18, 2001.

The proceeds of the private placement will be used by the Company for its general working capital. The securities issued pursuant to the private placement will be subject to a hold period expiring four months following the closing.

On Behalf of the Board of Directors

"Iain Drummond"
President

About Imagis Technologies Inc.

Imagis Technologies Inc., is an independent software developer of biometric solutions. Its ID-2000™ facial recognition technology is being used by international agencies in the justice and law enforcement market. ID-2000™ forms the basis of some of the world's largest criminal justice digital imaging systems. Imagis' product suite includes the flagship criminal database application CABS™, used by numerous law enforcement agencies. CABS™ provides an integrated view of data, arrest and booking information, evidence tracking and images, including faces. Imagis is currently expanding into new markets such as security, e-commerce and identity verification at high traffic locations including airports and casinos. Imagis markets its products through a global network of business partners.
http://www.imagis-cascade.com/

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Imagis Technologies Inc.
Contact: Sandra Buschau
Director & VP Investor Relations
Tel: (604) 684-4691
e-mail: sandy@ipm.bc.ca
http://www.imagis-cascade.com/

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